EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Blount, Inc. on Form S-3 (File No. 33-46543), Form S-8 (File No. 33-51580), and Form S-8 (File No. 33-56801) of our report dated April 10, 1995, on our audits of the consolidated financial statements and financial statement schedules of Blount, Inc. and subsidiaries as of the last day of February 1995 and 1994, and for each of the three years in the period ended February 28, 1995, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.


Atlanta, Georgia
April 30, 1995










































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